EXHIBIT 2

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

Publicly-Held Company

MATERIAL FACT

Approval of the European Commission of the Acquisition by Altice Portugal, S.A. of all PT Portugal, SGPS, S.A. Shares Held by Oi S.A.

and

Non-Opposition of the Portuguese Insurance and Pension Fund Supervisory Authority to the Acquisition by Altice Portugal, S.A. of a Qualified Indirect Participation in the Share Capital of Previsão – Sociedade Gestora de Fundos de Pensões, S.A.

Oi S.A. (“Oi” – Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, paragraph 4, of Law No. 6,404/76 and Instruction No. 358/02 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM), and in furtherance of the Material Facts issued on November 3 and 30, 2014, and on December 8 and 9, 2014, informs its shareholders and the market in general, that it was notified by Altice Portugal, S.A. in respect to the conditions precedent regarding:

1.	the approval by the European Commission of the acquisition by Altice Portugal, S.A. of all issued shares of PT Portugal, SGPS, S.A. (“PT Portugal”) held by Oi; and

2.	the non-opposition of the Portuguese Insurance and Pension Fund Supervisory Authority (Autoridade de Supervisão de Seguros e Fundos de Pensões) to Altice Portugal, S.A. holding of a qualified indirect participation equal to 82.05% of the share capital of Previsão – Sociedade Gestora de Fundos de Pensões, S.A.

According to the terms stated in the European Commission’s correspondence of April 20, 2015, to which Altice Portugal, S.A. refers in its notice, the approval of the European Commission is conditioned on the French group selling the assets that it currently owns in Portugal, namely Cabovisão and ONI.

Oi would like to reiterate that, as previously disclosed to the market, prior to the consummation of the sale of PT Portugal and as a condition precedent to its closing, a corporate reorganization, which is currently taking place, is required in order to delineate the operations to be transferred as well as to separate PT Portugal’s investments which will not be included in the sale, including the investments in Africatel GmbH & Co. KG and Timor Telecom S.A., as well as all or part of PT Portugal’s indebtedness.

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the topics discussed in this Material Fact.

Rio de Janeiro, April 22, 2015.

Oi S.A.

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer